Exhibit 99.1

CONTACT:

Kelly Taylor

Director, Investor Relations

(216) 676-2000

GrafTech Provides Updated 2014 Guidance

PARMA, Ohio – September 23, 2014 – GrafTech International Ltd. (NYSE:GTI) announced today that it has revised its 2014 guidance as a result of the continued pressure on products for the consumer electronics end market and a weakening in graphite electrode demand outside of the United States, causing delays in customer shipments in its Industrial Materials segment.

In the Engineered Solutions segment, weak end-market consumer electronic product launches continue to negatively impact Company profitability, as shipments in this business unit remain under significant pressure. In addition to this weakness, a negative shift in product mix has led the Company to believe that its 2014 revenue and margin targets for this segment need to be revised. The Company expects 2014 revenue for the Engineered Solutions segment to be flat, as compared to 2013, with breakeven operating income margins due to pricing pressures driven by oversupply in the consumer electronics supply chain.

The Industrial Materials segment has seen increased demand in the United States, but that has not been able to offset the weakening of demand in other regions, resulting in approximately five to ten percent of graphite electrode shipments for the remainder of the year being delayed into 2015. The Company plans to reduce graphite electrode production rates due to the decrease in shipments, which is expected to negatively affect operating margins.

Joel Hawthorne, Chief Executive Officer of GrafTech, commented, “We continue to face a challenging and volatile operating environment in both our Engineered Solutions and Industrial Materials segments. As a result of the uncertainly that exists in our end markets today, we will be re-evaluating our guidance practice going forward.”

2014 Outlook

Based upon the current industry environment, the Company is revising its guidance for 2014 as follows:

•	Full year 2014 EBITDA* target of $105 million to $115 million (a change from $135 million to $150 million);

•	Approximately $25 million of the reduction is related to the Engineered Solutions segment;

•	Approximately $5 million of the reduction is related to lower graphite electrodes sales volume;

•	Operating cash flow in 2014 of approximately $95 million to $110 million (a change from $125 million to $140 million);

•	Working capital reduction in 2014 of approximately $70 million (a change from $90 million); and

•	Capital expenditures in 2014 of approximately $80 million to $90 million (a change from $85 million to $95 million).

Mr. Hawthorne concluded, “Even at these operating income levels, as a result of our prior initiatives, we have adequate liquidity and we enter 2015 with planned and scheduled actions to generate additional liquidity through our previously announced working capital initiatives. We will continue to focus on taking further aggressive cost reduction actions to position the Company to be profitable at this low point of the cycle and strategically positioned to capitalize on the eventual recovery in end market demand.”

*	Non-GAAP Reconciliation: Using the mid-point of the guidance range, EBITDA excludes depreciation and amortization of $90 million, rationalization-related depreciation of $36 million, rationalizations of $15 million, rationalization-related other of $22 million, impairment charges of $122 million, proxy contest charges of $2 million, other expense, net, of $2 million, interest expense of $36 million and income tax expense of $3 million to arrive at a targeted net loss of $218 million.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 2,600 people. For more information, call 216-676-2000 or visit www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook; future or targeted operational and financial performance; growth prospects and rates; the markets we serve; future or targeted profitability, cash flow, liquidity, sales, costs and expenses, tax rates, working capital, inventory levels, debt levels, capital expenditures, EBITDA, cost savings and business opportunities and positioning; strategic plans; cost, inventory and supply chain management; rationalization and related activities; the impact of rationalization, product line changes, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors’ or customers’ operations; future prices and demand for our products and changes therein; product quality; diversification, new products, and product improvements and their impact on our business; the integration or impact of acquired businesses; investments and acquisitions that we may make in the future; possible financing (including factoring and supply chain financing) activities; our customers’ operations and demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: adjustments to our preliminary 2014 third quarter results; actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve cost savings, EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in cost, inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in, or non-consummation of proposed investments or acquisitions; failure to successfully integrate or achieve expected synergies, performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization, product line changes, or pricing activities; negative developments relating to health, safety or environmental compliance, remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over U.S. fiscal policy or condition; European sovereign debt issues; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.